Amendment to Employment Agreement of Robert L. Belk

This agreement, effective upon your signature below, will serve to amend your Employment Agreement of May 1, 2000, by and between you and The Shaw Group Inc.

1. Section 5 is hereby amended to add the following:

(f) You will be provided with use of company-owned aircraft for up to 50 hours per calendar year, with the value of such use included in compensation as required by law or regulation

2. Section 7 is hereby amended to add the following:

(j) The options granted October 13, 2004, will vest annually over two years, 50 percent per year, beginning October 13, 2005. The Company will guarantee that the gain on any sale of such shares will not be less than the Black-Scholes value calculated on the date of grant ($8 per share). The effective date of this guarantee will be the expiration of the 90 day period for exercising options pursuant to the Plan, or the one year period under 5(e) of your Employment Agreement as the case may be, following termination of employment. However, at any time during the term of the options, the Company may request in writing that you exercise the options and sell the shares. In the event you choose to decline, the Company shall receive a credit against the guaranteed accretion in an amount equal to the difference between i) the closing share price on the third day after the date of such written request and ii) the exercise price of the options.

In the event you resign from the Company after at least two years from the effective date, but prior to the four year vesting period for the restricted stock grant, you agree to become a consultant to the Company for no greater than 120 hours per year for the remainder of the vesting period and will be considered an employee for purposes of the full vesting of such shares. The terms of such consulting agreement will be reasonable, commercially agreeable terms customary for such a position, to be mutually agreed upon by the parties at such time. Should you resign prior to two years from the effective date, vesting of the restricted stock grant shall cease, and unvested shares will be forfeited.

3. Section 7 (c) (i) (D) is amended as follows:

The word “Options” is hereby deleted, and replaced with “Long Term Incentive Awards pursuant to any Company Plan.”

4.	Notwithstanding anything herein to the contrary, all other provisions of the Employment Agreement of May 1, 2000, remain unchanged.

Effective this 1st day of December, 2004

/s/ Robert L. Belk	/s/ Gary P. Graphia
Robert L. Belk	Gary P. Graphia